UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2005 (April 29, 2005)

UAP HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-113345	11-3708834
(State of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Adoption of Directors Deferred Compensation Plan

On April 29, 2005, UAP Holding Corp., a Delaware corporation (the “Company”), adopted the UAP Holding Corp. Directors Deferred Compensation Program (the “Program”). Members of the Company’s Board of Directors who are not officers or employees of the Company or one of its subsidiaries are eligible to participate in the Program.

Under the Program, each eligible director may elect to defer payment of all or a portion of the director’s cash retainer and meeting fees for service on the Company’s Board of Directors (the “Board”). Deferred amounts are denominated in “stock units” credited to a deferral account maintained in the name of each participating director under the Program. Each stock unit is deemed for bookkeeping purposes to be equivalent to one outstanding share of Company common stock.

The Board may, in its discretion, credit an eligible director’s deferral account under the Program with additional stock units. Any shares of Company common stock issued with respect to such a discretionary grant of stock units will be charged against the applicable share limits of the Company’s 2004 Long-Term Incentive Plan (the “LTIP”).

Stock units credited with respect to eligible directors’ voluntary deferrals will be fully vested. The Board will determine the vesting schedule for any other stock units credited.

Stock units will accrue dividend equivalents if and as the Company declares dividends on its common stock generally. Dividend equivalents will be credited in the form of additional stock units.

A director’s stock units will be paid in an equal number of shares of Company common stock, or cash of equivalent value at the time of payment, upon or promptly following the date the director ceases to be a member of the Board. A director may elect an earlier distribution due to a severe financial hardship in certain circumstances.

Grant of Stock Units

On April 29, 2005, the Board granted William H. Schumann an award of 2,500 shares of the Company’s common stock under the LTIP in recognition of Mr. Schumann’s services as a member of the Board. The shares granted to Mr. Schumann were fully vested at grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAP HOLDING CORP. (Registrant)

May 2, 2005

	By:	/s/ TODD A. SUKO
Todd A. Suko Vice President and Secretary

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